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                                                   Form 8-K Report - Exhibit 2.1
                                                   -----------------------------


                         SECURITIES PURCHASE AGREEMENT


     This SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of February 26, 2001, between GAINSCO, INC., a Texas corporation ("GNA"), and Goff Moore Strategic Partners, L.P., a Texas limited partnership ("Buyer").

     WHEREAS, GNA desires to sell to Buyer, and Buyer desires to purchase from GNA, shares of Series C Redeemable Preferred Stock of GNA;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GNA and Buyer hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

      "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For this purpose the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise; provided, however, that for purposes of this Agreement, GNA, on the one hand, and Buyer or any member of the Buyer Group, on the other hand, shall not be considered Affiliates.

      "Agreement" has the meaning set forth in the first paragraph hereof.

      "Applicable Law" means any statute, law, rule, policy, guideline or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person or property is subject.

      "Associate" means (i) any corporation or entity (other than GNA or a Subsidiary of GNA) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of GNA or any of its Subsidiaries.

      "Bank One Consent" means (i) the approval by Bank One, N.A. of the Transactions and the transactions contemplated in the Stallings Agreement for all purposes under the Credit Agreement and (ii) the waiver by Bank One, N.A. of any and all noncompliance with the covenants and other provisions of the Credit Agreement.

      "Beneficial Owner" and "Beneficially Own" mean, with respect to any Person, any securities:


Securities Purchase Agreement - Page 1
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     (i)   which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or

     (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has

           (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than GNA Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed
                          --------  -------
               the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

           (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing), provided, however,
                                                          --------  -------
               that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from an immediately revocable proxy or consent given to such Persons in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on
               Schedule 13D under the Exchange Act (or any comparable or successor report); or

     (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except to the extent permitted by subparagraph (ii)(B) of this definition) or disposing of any voting securities of the same issuer.

     "Board" means the board of directors of GNA.

     "Breach" means any violation or breach of, any misrepresentation or inaccuracy in, any default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of this Agreement.

     "Business Day" means any day other than a Saturday or Sunday on which national banks are open for business in Fort Worth, Texas and New York, New York.

     "Buyer" has the meaning set forth in the introductory paragraph of this Agreement.

     "Buyer Group" means Buyer together with its Affiliates, Associates and employees, and expressly includes Buyer's partners and the partners of the general partner of Buyer. In the interest of clarity, the parties recognize that Stallings is not a member of the Buyer Group.

     "Buyer Material Adverse Effect" means any condition, circumstance or development having an adverse effect on the ability to conduct business, the financial condition or the results of operations of Buyer

Securities Purchase Agreement - Page 2
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that is material to Buyer and the ability of Buyer to consummate the
Transactions, excluding any such condition, circumstance or development which adversely affects the U.S. economy or financial markets generally.

      "Capitalization Date" has the meaning set forth in Section 4.2.

      "Closing" has the meaning set forth in Article III.

      "Closing Date" has the meaning set forth in Article III.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Stock" means the common stock, par value $.10 per share, of GNA and, except where the context otherwise requires, the accompanying GNA Rights.

      "Common Stock Equivalents" means (without duplication with any other Common Stock or Common Stock Equivalents) rights (other than GNA Rights), warrants, options, convertible securities or convertible indebtedness, exchangeable securities or exchangeable indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock (at the time or upon the passage of time or the occurrence of future events).

      "Conversion Price" means the initial Series B Conversion Price (as such term is determined and defined in the Statement of Resolution to be filed with the Secretary of State of the State of Texas to establish and designate the Series B Convertible Redeemable Preferred Stock of GNA). An example of the calculation of the tangible book value per share of Common Stock is set forth as Exhibit "C" attached hereto.
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      "Credit Agreement" means the Revolving Credit Agreement dated November 13,
1998 among GNA, Bank One, N.A. and other parties, as amended and supplemented, and related documents.

      "Damages" has the meaning set forth in Section 10.2.

      "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise, other than restrictions imposed under applicable securities laws.

      "Environmental Law" means any law, regulation, decree, judgment, permit or authorization relating to the environment, including, without limitation, pollution, contamination, cleanup and protection of the environment.

      "Environmental Liabilities and Costs" means all damages, penalties or cleanup costs assessed or levied pursuant to any Environmental Law.

      "Equity Securities" means any capital stock of GNA, any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of GNA, or any right, option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of GNA or any security convertible into or exercisable or exchangeable for, any capital stock of GNA.

Securities Purchase Agreement - Page 3
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      "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and all of the rules and regulations promulgated thereunder.

      "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with a Person and its Subsidiaries would be deemed a "single-employer" within the meaning of Section 4001 of ERISA.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Final Date" means March 15, 2001.

      "Fully-Diluted Common Stock" means, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time or upon passage of time or the occurrence of future events), upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents. The percentage of the Fully-Diluted Common Stock held by a Person at any time shall be determined so that a Person is deemed the Beneficial Owner of the then outstanding shares of Common Stock attributable to such Person plus (without duplication) all shares of Common Stock issuable (whether at the time or upon passage of time or the occurrence of future events), upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents attributable to such Person but not any other outstanding Common Stock Equivalents other than the Series B Shares.

      "GAAP" means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

     "GMSP Warrants" means the Series A Common Stock Purchase Warrant dated October 4, 1999 and the Series B Common Stock Purchase Warrant dated October 4, 1999 issued to Buyer.

      "GNA" has the meaning set forth in the introductory paragraph of this Agreement.

      "GNA Annual Statements" has the meaning set forth in Section 4.9.

      "GNA Applicable Insurance Department" means as to (i) GNA's Insurance Subsidiaries located in Oklahoma, the Oklahoma Department of Insurance, (ii) GNA's Insurance Subsidiaries located in Texas, the Texas Department of Insurance and (iii) GNA's Insurance Subsidiary located in North Dakota, the North Dakota Department of Insurance.

      "GNA Authorizations" has the meaning set forth in Section 4.7.

      "GNA Business" means the business conducted by GNA and GNA Subsidiaries taken as a whole.

      "GNA Disclosure Letter" means the disclosure letter delivered by GNA to Buyer concurrently with the execution and delivery of this Agreement.

      "GNA Employee Benefit Plans" has the meaning set forth in Section 4.20(a).

      "GNA 1999 Form 10-K Report" means the Form 10-K Report filed by GNA with the SEC for GNA's fiscal year ended December 31, 1999.

      "GNA Financial Statements" has the meaning set forth in Section 4.10.

Securities Purchase Agreement - Page 4
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      "GNA Insurance Subsidiaries" means MGA Insurance Company, Inc., a Texas corporation; GAINSCO County Mutual Insurance Company, a Texas mutual insurance company; General Agents Insurance Company of America, Inc., an Oklahoma corporation; and Midwest Casualty Insurance Company, a North Dakota insurance corporation.

      "GNA Material Adverse Effect" means any condition, circumstance or development having an adverse effect on (i) the ability to conduct business, the financial condition or the results of operations of GNA and its Subsidiaries that is material to GNA and its Subsidiaries taken as a whole or (ii) the ability of GNA to consummate the Transactions, in each case excluding any such condition, circumstance or development which adversely affects the U.S. economy, financial markets or insurance industry generally, provided that no change in
                                                   --------
the prices at which the Common Stock is quoted or traded in and of itself shall be a GNA Material Adverse Effect.

      "GNA Options" means (i) all options granted and outstanding under any of the GNA Stock Plans and related option agreements and (ii) the option to purchase 579,710 shares of Common Stock evidenced by the Replacement Nonqualified Stock Option Agreement dated July 24, 1998 between GNA and Glenn W. Anderson.

      "GNA Pension Plan" has the meaning set forth in Section 4.20(d).

      "GNA Quarterly Statement" has the meaning set forth in Section 4.9.

      "GNA Required Consents" has the meaning set forth in Section 4.6(c).

      "GNA Rights" means rights to purchase Common Stock issued pursuant to the GNA Rights Agreement.

      "GNA Rights Agreement" means the Rights Agreement dated as of March 3, 1988, as amended, between GNA and Continental Stock Transfer & Trust Company.

      "GNA SEC Documents" has the meaning set forth in Section 4.10.

      "GNA Significant Subsidiaries" means the GNA Insurance Subsidiaries; National Specialty Lines, Inc., a Florida corporation; DLT Insurance Adjusters, Inc., a Florida corporation; GAINSCO Service Corp., a Texas corporation; and Tri-State, Ltd., a North Dakota corporation.

      "GNA Stock Plans" means GNA's 1990 and 1995 Stock Option Plans and GNA's 1998 Long-Term Incentive Plan.

      "GNA Subsidiaries" means the Subsidiaries of GNA.

      "GNA Subsidiary Securities" has the meaning set forth in Section 4.4.

      "good faith", when used in respect of any action, means that the action was taken with (i) honesty of intention, (ii) freedom from knowledge of circumstances which ought to put the Person taking such action on inquiry or negligence, and (iii) intention to abstain from taking any unconscientious advantage of another.


Securities Purchase Agreement - Page 5
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      "Governmental Authority" means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

      "Illiquid Investments" has the meaning set forth in Section 6.9.

      "IRS" means the Internal Revenue Service.

      "KBW" means Keefe, Bruyette & Woods, Inc.

      "Permitted Assignee" has the meaning set forth in Section 11.3.

      "Permitted Encumbrances" means (i) liens for Taxes not yet due and payable; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the obligor; (iii) liens arising in the ordinary course of business incident to the purchase and sale of securities and other investments or the holding thereof by banks, brokerage firms, custodians and intermediaries for the benefit of GNA or its Subsidiaries; (iv) exceptions which do not materially affect the use or occupancy of the real property covered thereby; and (v) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use or occupancy of the property.

      "Person" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

      "Preferred Stock" means the authorized Preferred Stock, par value $100.00 per share, of GNA.

      "Proceedings" means all complaints, claims, prosecutions, indictments, proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Authority, whether civil, criminal, administrative, arbitrative or investigative.

      "Purchase Price" has the meaning set forth in Section 2.2.

      "SAP" means the insurance accounting practices required or permitted by the GNA Applicable Insurance Department applicable to the specified Person(s) consistently applied by such Person(s).

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Series A Shares" means shares of the Series A Convertible Preferred Stock of GNA.

      "Series B Shares" means shares of the Series B Convertible Redeemable Preferred Stock of GNA issued to Stallings pursuant to the Stallings Agreement.

      "Series C Shares" means shares of the series of Preferred Stock of GNA to be designated "Series C Redeemable Preferred Stock" and to have the rights, powers, preferences, qualifications, limitations and restrictions set forth in the Statement of Resolution.

      "Stallings" means Robert Stallings.


Securities Purchase Agreement - Page 6
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      "Stallings Agreement" means the Securities Purchase Agreement of even date herewith between GNA and Stallings.

      "Statement of Resolution" means a Statement of Resolution to be filed with the Secretary of State of the State of Texas substantially in the form of Exhibit "A" attached hereto to establish and designate the Series C Shares.
-----------

      "Subsidiary" means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which the Person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

      "Survival Date" has the meaning set forth in Section 10.1.

      "Taxes" means all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to taxes.

      "Tax Returns" means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

      "Transactions" means the purchase and sale of securities contemplated by this Agreement, including the amendment of the GMSP Warrants.

      "U.S." means the United States of America.

                                   ARTICLE II

                            TERMS OF THE TRANSACTION

      2.1 Agreement to Sell and to Purchase Series C Shares. At the Closing and on the terms and subject to the conditions set forth in this Agreement, GNA shall sell and deliver to Buyer, and Buyer shall purchase and accept from GNA, 3,000 Series C Shares.

      2.2 Purchase Price and Payment.  The aggregate purchase price to be paid
by Buyer pursuant to this Agreement is $3,000,000 (the "Purchase Price").   The
Purchase Price shall be paid by Buyer on or before the Closing Date in immediately available funds by confirmed wire transfer to a bank account to be designated by GNA no later than the third Business Day prior to the Closing Date.

                                  ARTICLE III

                            CLOSING AND CLOSING DATE

     The closing of the Transactions (the "Closing") shall take place (i) at the offices of Jackson Walker, L.L.P., 301 Commerce Street, Suite 2400, Fort Worth, Texas at 10:00 a.m., local time, no later than the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof, or
(ii) at such other time or place or


Securities Purchase Agreement - Page 7
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on such other date as the parties hereto shall agree. The date on which the
Closing takes place is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF GNA

      GNA represents and warrants to Buyer the following:

      4.1 Organization and Qualification. Each of GNA and the GNA Significant Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other power and authority to own all of its properties and assets and to carry on its business as now being conducted. Each of GNA and the GNA Significant Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GNA Material Adverse Effect.

      4.2 Capitalization. The authorized capital stock of GNA consists of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on January 31, 2001 (the "Capitalization Date") and excluding shares of Common Stock subject to the GNA Rights Agreement: 21,169,736 shares of Common Stock were issued and outstanding; no shares of Preferred Stock were outstanding, other than 31,620 Series A Shares; 844,094 shares of Common Stock were held in GNA's treasury; and there were outstanding GNA Options with respect to 1,772,620 shares of Common Stock. Since the Capitalization Date, except as disclosed in Section 4.2 of the GNA Disclosure Letter or in the GNA SEC Documents, GNA (i) has not issued any shares of Common Stock other than upon the exercise or vesting of GNA Options outstanding on such date; (ii) has not granted any options or rights to purchase or acquire shares of Common Stock under the GNA Stock Plans or otherwise; and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except as disclosed in this Section or in Section 4.2 of the GNA Disclosure Letter or the GNA SEC Documents and other than the GNA Rights, there are no outstanding Equity Securities. Except as disclosed in Section 4.2 of the GNA Disclosure Letter, there are no outstanding obligations of GNA or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities.

      4.3 Authority Relative to This Agreement.

          (a) GNA has all requisite power and authority to enter into this Agreement and, subject to the GNA Required Consents, to consummate the Transactions. The execution and delivery of this Agreement and the consummation by GNA of the Transactions have been duly authorized by all necessary corporate action on the part of GNA. This Agreement has been duly and validly executed and delivered by GNA and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes the valid and binding obligation of GNA, enforceable against GNA in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.


Securities Purchase Agreement - Page 8
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          (b)  When issued and delivered pursuant to this Agreement against payment therefor, the Series C Shares and the amendments to the GMSP Warrants will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of GNA entitled to the benefits provided therein. When issued and delivered pursuant to the Agreement against payment therefor, the Series C Shares will be fully paid and nonassessable. Neither the issuance of the Series C Shares nor the amendment of the GMSP Warrants is subject to any preemptive or similar rights except those that have been waived.

      4.4 Subsidiaries. Except as disclosed in Section 4.4 of the GNA Disclosure Letter or in the GNA SEC Documents, GNA Beneficially Owns, directly or indirectly, of record all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except as disclosed in this Section or in Section 4.4 of the GNA Disclosure Letter or the GNA SEC Documents, there are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary of GNA; (ii) securities of GNA or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary; or (iii) options or other rights to acquire from GNA or any of its Subsidiaries, or other obligations of GNA or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Subsidiaries of GNA, or to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as "GNA Subsidiary Securities"). There are no outstanding obligations of GNA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding GNA Subsidiary Securities. Except to the extent that any of the GNA Significant Subsidiaries is a "significant subsidiary" as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act, GNA does not have a "significant subsidiary" as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act.

      4.5 Statutory Approvals. Except as disclosed in Section 4.5 of the GNA Disclosure Letter, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GNA or the consummation by GNA of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GNA Material Adverse Effect.

      4.6 Non-Contravention. The execution and delivery of this Agreement by GNA do not, and the consummation of the Transactions will not, result in any violation by GNA or any of its Subsidiaries under any provisions of:

          (a) the Articles of Incorporation, Bylaws or similar governing documents of GNA or any of its Subsidiaries;

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GNA or any of its Subsidiaries or any of their respective properties or assets; or

          (c) subject to obtaining the Bank One Consent and any third-party consents or other approvals set forth in Section 4.6 of the GNA Disclosure Letter (the "GNA Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which GNA or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

Securities Purchase Agreement - Page 9
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excluding from the foregoing clauses (b) and (c) such violations as could not,
---------
in the aggregate, reasonably be expected to have a GNA Material Adverse Effect.

      4.7 Authorizations.  Except as described in the GNA SEC Documents or
Section 4.7 of the GNA Disclosure Letter, GNA and each of the GNA Insurance Subsidiaries have obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business as currently conducted, and with respect to which a failure to so obtain would have a GNA Material Adverse Effect (collectively, the "GNA Authorizations"). All material GNA Authorizations are valid and in full force and effect. Except as would not cause a GNA Material Adverse Effect, no notice that GNA or any of the GNA Insurance Subsidiaries is in material violation of any such GNA Authorization has been received by GNA or any of the GNA Insurance Subsidiaries, or to the knowledge of GNA, recorded or published, and no Proceeding is pending or, to the knowledge of GNA threatened, to revoke or limit any of them such as reasonably would be expected to cause a GNA Material Adverse Effect.

      4.8 Compliance with Laws. Except as set forth in the GNA Disclosure Letter or in the GNA SEC Documents or GNA Financial Statements, and in addition to the representations and warranties contained in Section 4.7 relating to GNA Authorizations, to the knowledge of GNA, GNA and its Subsidiaries are in compliance with all Applicable Laws applicable to GNA and its Subsidiaries the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a GNA Material Adverse Effect. Furthermore, except as is disclosed in the GNA Disclosure Letter or in the GNA SEC Documents or GNA Financial Statements or as would not cause a GNA Material Adverse Effect, to the knowledge of GNA neither GNA nor any of its Subsidiaries has received any notice alleging material non-compliance with any of the aforementioned Applicable Laws.

      4.9 Statutory Financial Statements. GNA has heretofore made (or will make prior to Closing) available to Buyer copies of the annual statements of the GNA Insurance Subsidiaries as filed with the GNA Applicable Insurance Department (the "GNA Annual Statements") for the years ended December 31, 1997, 1998 and 1999 and copies of the quarterly statements of the GNA Insurance Subsidiaries to the GNA Applicable Insurance Department for the quarters ended March 31, June 30 and September 30, 2000 (the "GNA Quarterly Statements"). The balance sheets of each of the GNA Insurance Subsidiaries as of December 31, 1999, and the related statements of income and cash flow for the year then ended, included in the GNA Annual Statement for the year ended December 31, 1999, were prepared in conformity with SAP, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of such GNA Insurance Subsidiary as at the date thereof and the results of operations and cash flow of such GNA Insurance Subsidiary for the period then ended. The balance sheets of the GNA Insurance Subsidiaries and the related statements of income and cash flow included in the GNA Quarterly Statements were prepared in conformity with SAP applicable to interim financial statements consistently applied during the period involved, except as otherwise noted therein, subject to normal year-end adjustments, and fairly present the statutory financial position of such GNA Insurance Subsidiary as at the dates thereof and the results of operations and cash flow of such GNA Insurance Subsidiary for the periods then ended. Without limiting the generality of the foregoing and subject to the cautionary statements regarding reserves contained under "Item 1.
BUSINESS--Unpaid Claims and Claim Adjustment Expenses" and elsewhere in the GNA 1999 Form 10-K Report, the reserves carried on the GNA Annual Statement for the year ended December 31, 1999 and the GNA Quarterly Statement for the payment of estimated claims and claim adjustment expenses for both reported and unreported claims were (i) reported in accordance with SAP and (ii) believed by GNA to be adequate to cover the amounts GNA expected the GNA Insurance Subsidiaries to pay on incurred claims based on facts and circumstances then known. The admitted assets


Securities Purchase Agreement - Page 10
of each GNA Insurance Subsidiary as determined under Applicable Laws are in an amount at least equal to the minimum amounts required by Applicable Laws.

      4.10 GNA SEC Documents and GNA Financial Statements. Except as set forth in Section 4.10 of the GNA Disclosure Letter or as could not reasonably be expected to have a GNA Material Adverse Effect, GNA and the GNA Insurance Subsidiaries have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1996 with the SEC. GNA has or will have made available to Buyer prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement or information statement filed by it with the SEC with respect to periods since January 1, 1998 through the date of this Agreement and will promptly provide each such registration statement, offering circular, report, definitive proxy statement or information statement filed or circulated after the date hereof (collectively, the "GNA SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), and except as set forth in Section 4.10 of the GNA Disclosure Letter, each of the GNA SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the GNA SEC Documents filed after the date of this Agreement, will comply) in all material respects as to form with applicable federal securities laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of GNA's consolidated statements of condition or balance sheets included in or incorporated by reference into the GNA SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of GNA and its Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders' equity included in or incorporated by reference into GNA SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "GNA Financial Statements"), fairly presented the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of GNA and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP except as may be noted therein or in Section 4.10 of the GNA Disclosure Letter.

      4.11 Investments. Except as disclosed in Section 4.11 of the GNA Disclosure Letter or in the GNA SEC Documents, GNA and each of its Subsidiaries has good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, to all of its investment assets reflected in the GNA Quarterly Statement for September 30, 2000, or acquired after September 30, 2000, other than investment assets that (i) have been sold or disposed of in the normal course of business or (ii) have been pledged for the benefit of policyholders in accordance with the requirements of state Governmental Authorities. All such investments of the GNA Insurance Subsidiaries are properly treated and valued as admitted assets in accordance with the regulations of the GNA Applicable Insurance Department and the National Association of Insurance Commissioners.

      4.12 Absence of Changes. Except as contemplated by this Agreement or as set forth in the GNA Disclosure Letter, the GNA SEC Documents or the GNA Financial Statements, since September 30, 2000,


Securities Purchase Agreement - Page 11
the GNA Business has been operated in the ordinary and usual course and neither GNA nor any of any of its Subsidiaries has entered into any agreement that would require GNA or any of its Subsidiaries to operate the GNA Business other than in the ordinary and usual course.

      4.13 No Undisclosed Liabilities. To the knowledge of GNA, none of GNA or any of its Subsidiaries has any liabilities or obligations except (i) as and to the extent set forth or contemplated in the GNA SEC Documents or GNA Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business, (iii) as would not have a GNA Material Adverse Effect or (iv) as set forth in the GNA Disclosure Letter.

      4.14 Litigation. Except as set forth in the GNA SEC Documents, GNA Financial Statements, or Section 4.14 of the GNA Disclosure Letter, there are no Proceedings pending or, to the knowledge of GNA, threatened, against GNA or any of its Subsidiaries, which (i) have, or, if adversely determined, could reasonably be expected to have a GNA Material Adverse Effect or (ii) seek specifically to prevent, restrict or delay consummation of the Transactions or fulfillment of any of the conditions of this Agreement. Except as set forth in the GNA SEC Documents or GNA Financial Statements or Section 4.14 of the GNA Disclosure Letter, there are no orders, writs, injunctions, judgments, and decrees of any Governmental Authority outstanding against GNA or any of its Subsidiaries, except for such orders, writs, injunctions, judgments and decrees as could not individually or in the aggregate reasonably be expected to have a GNA Material Adverse Effect. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of GNA, no claim or assessment is pending or threatened against any GNA Insurance Subsidiary by
(i) any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely could, individually or in the aggregate, be reasonably expected to result in a cost to GNA or any of its Subsidiaries of an amount in excess of $500,000, which in either case individually or in the aggregate could reasonably be expected to have a GNA Material Adverse Effect.

      4.15 Insurance Business. All policies of insurance issued by the GNA Insurance Subsidiaries and in force on the date hereof are, and on the Closing Date will be, to the extent required by applicable law, in all material respects on forms approved by applicable insurance regulatory authorities or which have been filed with and not objected to by such authorities within the period provided for such objection, except as could not reasonably be expected to have a GNA Material Adverse Effect. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto in all material respects, except as could not reasonably be expected to have a GNA Material Adverse Effect.

      4.16 Regulatory Filings. GNA has heretofore made (or will make prior to Closing) available to Buyer all material registrations, filings or submissions (other than policy filings or rate filings) made by or on behalf of GNA or any of the GNA Insurance Subsidiaries with or to any insurance regulatory authority and all reports of examination issued by any insurance regulatory authority since January 1, 1998. Except as disclosed in Section 4.16 of the GNA Disclosure Letter, GNA and the GNA Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority, except with respect to which the failure to file individually or in the aggregate does not adversely affect their respective licenses or authority as an insurance company in any jurisdiction or does not otherwise have a GNA Material Adverse Effect. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted with respect thereto.

Securities Purchase Agreement - Page 12

     4.17 Reinsurance, Coinsurance and Underwriting Management.

          (a) Section 4.17 of the GNA Disclosure Letter contains a list of all material coinsurance, reinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance treaties or agreements to which GNA or any GNA Subsidiary is a party or beneficiary and which are or were in force at any time after December 31, 1999. All such treaties or agreements are in full force and effect and, except as set forth in
Section 4.17 of the GNA Disclosure Letter or in the GNA SEC Documents or the GNA Financial Statements, GNA has no knowledge that any such treaties will not be renewed on acceptable terms that are at least as favorable to GNA as the terms as they exist on the date of this Agreement. None of the GNA Insurance Subsidiaries, nor to the knowledge of GNA, any other party thereto, is in default as to any provision thereof, and no such treaty or agreement contains any provision to the effect that the other party thereto may terminate the treaty or agreement by reason of the Transactions. To the knowledge of GNA, except as set forth in Section 4.17 of the GNA Disclosure Letter, there is no reason to believe that the financial condition of any other party to any such treaty or agreement is impaired such that a default thereunder may reasonably be anticipated.

          (b) Section 4.17 of the GNA Disclosure Letter contains a list of all material agreements to which GNA or any of its Subsidiaries is or was a party pursuant to which GNA or any of its Subsidiaries served or serves as, or received or receives services from, a managing general agent or underwriting manager or pursuant to which any of them continues to be obligated to provide any services. All such material agreements are in full force and effect and except as set forth in Section 4.17 of the GNA Disclosure Letter or in the GNA SEC Documents or GNA Financial Statements, GNA has no knowledge that any other party to any such agreements intends to terminate or does not intend to renew such agreements on substantially the same terms as presently exist, except those agreements which have terminated but for which GNA or any of its Subsidiaries maintains servicing obligations. Neither GNA nor any of its Subsidiaries, nor to the knowledge of GNA, any other party thereto, is in default as to any provision thereof, and no such agreement contains any provision to the effect that the other party thereto may terminate the agreement by reason of the Transactions. To the knowledge of GNA, except as set forth in Section 4.17 of the GNA Disclosure Letter, there is no reason to believe that the financial condition of any other party to any such agreement is impaired such that a default thereunder may reasonably be anticipated.

     4.18 Labor Matters.

          (a) There are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of GNA or its Subsidiaries.

          (b) Except as set forth in Section 4.18 of the GNA Disclosure Letter or in the GNA SEC Documents or GNA Financial Statements, there are no controversies pending or, to the knowledge of GNA, threatened between GNA or any of its Subsidiaries and any of its employees, except as could not be reasonably be expected to have a GNA Material Adverse Effect.

     4.19 Environmental Compliance. Except as disclosed in Section 4.19 of the GNA Disclosure Letter or in the GNA SEC Documents, to the knowledge of GNA, (i) the assets, properties, businesses and operations of GNA and its Subsidiaries are in compliance with applicable Environmental Laws, except for such instances of non-compliance as would not individually or in the aggregate have a GNA Material Adverse Effect; (ii) GNA and its Subsidiaries have obtained and, as currently operating are in compliance with, all permits necessary for any Environmental Law for the conduct of the business and operations of GNA and its Subsidiaries in the manner now conducted, except for such instances of non-compliance as


Securities Purchase Agreement - Page 13
would not individually or in the aggregate have a GNA Material Adverse Effect; and (iii) neither GNA nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that GNA or any of its Subsidiaries is or may be liable for (A) a violation of any Environmental Law or (B) any Environmental Liabilities and Costs, except, in each case, for such liabilities as would not individually or in the aggregate have a GNA Material Adverse Effect.

     4.20 Employee Benefit Plans.

          (a) Section 4.20(a) of the GNA Disclosure Letter includes a complete list of all material employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, sponsored or maintained by GNA or its Subsidiaries or to which GNA or its Subsidiaries contribute or are obligated to contribute (collectively, "GNA Employee Benefit Plans"). "GNA Employee Benefit Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of
Section 3(2) of ERISA. Except as set forth in Section 4.20(a) of the GNA Disclosure Letter, GNA or its Subsidiaries may amend or terminate any GNA Employee Benefit Plan without incurring any material liability thereunder.

          (b) With respect to each GNA Employee Benefit Plan, there has been made (or will be made prior to the Closing) available to Buyer a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other agreements relating to funding vehicles; (ii) the three most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the IRS; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS. All financial statements for each GNA Employee Benefit Plan have been prepared in all material respects in compliance with applicable regulations under ERISA.

          (c) All GNA Employee Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all unpaid contributions required to be made to each such plan under the terms of such plan, ERISA or the Code as of the date hereof have been fully reflected in the appropriate GNA Financial Statements except where the failure to do so could not reasonably be expected to have a GNA Material Adverse Effect. There is no lien arising under ERISA against any of the assets of GNA or any of its Subsidiaries. There are no threatened or pending claims by or on behalf of the GNA Employee Benefit Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of GNA, its officers or directors, or such GNA Employee Benefit Plans under ERISA or any other Applicable Law, and to the knowledge of GNA, there is no basis for any such claim.

          (d) Section 4.20(d) of the GNA Disclosure Letter identifies each GNA Employee Benefit Plan that is intended to be a "qualified plan" satisfying the requirements of Section 401(a) of the Code (a "GNA Pension Plan"). A favorable IRS determination letter as to the qualification of each GNA Pension Plan under
Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such GNA Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such GNA Pension Plan. No issue concerning qualification of any GNA Pension Plan is pending before or, to the knowledge of GNA, threatened by, the IRS. Each GNA Pension Plan has been administered in accordance with its terms, except for those terms which are


Securities Purchase Agreement - Page 14
inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each GNA Pension Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither GNA and its Subsidiaries, nor any fiduciary of any GNA Pension Plan has done anything which would adversely affect the qualified status of any GNA Pension Plan or related trust. GNA and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the GNA Employee Benefit Plans in any manner that could reasonably be expected to have a GNA Material Adverse Effect. None of GNA or its Subsidiaries or any other "disqualified person" (as defined in Section 4975 of the Code) or "party-in-interest" (as defined in Section 3(14) of ERISA) has engaged in any "prohibited transaction" (as such term is defined in
Section 4975 of the Code or Section 406 of ERISA), which could subject any GNA Employee Benefit Plan (or its related trust), GNA or its Subsidiaries or any officer, director or employee of GNA or its Subsidiaries to the tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and, to the knowledge of GNA, all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the GNA Employee Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA.

          (e) None of the GNA Employee Benefit Plans is subject to Section 412 of the Code. None of GNA, its Subsidiaries or ERISA Affiliates maintains, or has any liability with respect to, a GNA Pension Plan that is subject to Title IV of ERISA.

          (f) GNA and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA, and at no expense to GNA or its Subsidiaries.

     4.21 Tax Matters. GNA and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except for such failures to file as would not individually or in the aggregate have a GNA Material Adverse Effect. GNA and each of its Subsidiaries has paid (or GNA has paid on its behalf) or made provision for all Taxes shown as due on such Tax Returns. The most recent financial statements contained in the GNA SEC Documents reflect adequate reserves for all Taxes payable by GNA and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. To the knowledge of GNA, no material deficiencies or adjustments exist or have been asserted with respect to Taxes of GNA or any of its Subsidiaries and neither GNA nor any of its Subsidiaries has received notice that it has not filed a Tax Return or paid any Taxes required to be filed or paid which could reasonably be expected to have a GNA Material Adverse Effect. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of GNA or any of its Subsidiaries is currently in process or pending, except as disclosed in Section 4.21 of the GNA Disclosure Letter. No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of GNA or any of its Subsidiaries is in effect.

     4.22 Brokers. Except for KBW (the expenses of which shall be borne by GNA), no broker, finder, or other investment banker or other Person is or will be entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of GNA or any of its Subsidiaries.

     4.23 Prior Private Offerings. Since December 31, 1996: (i) all securities offered or sold by GNA which were not registered pursuant to the Securities Act and applicable state securities laws, were offered or sold pursuant to valid exemptions from the Securities Act and applicable state securities laws and


Securities Purchase Agreement - Page 15

(ii) no private offering memorandum or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time of delivery of such private offering memorandum or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.24 Private Offering of the Series C Shares. GNA has not offered, and will not offer, the Series C Shares, the Series B Shares or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any person so as to bring the issuance and sale of the Series C Shares within the provisions of Section 5 of the Securities Act.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to GNA that:

      5.1 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the Texas Revised Limited Partnership Act, as amended, and has the power and authority to own all of its properties and assets and to carry on its business as now being conducted.
Buyer is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

      5.2 Authority Relative to This Agreement. Buyer has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by GNA, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

      5.3 Statutory Approvals. Except for filings with the GNA Applicable Insurance Departments, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a Buyer Material Adverse Effect.

      5.4 Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions will not, result in any violation by Buyer under any provisions of:

          (i) the partnership agreement or similar governing documents of Buyer;

          (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Buyer or any of its properties or assets; or


Securities Purchase Agreement - Page 16

          (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such violations as could
---------
not, in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

      5.5 No Other Shares. Except for such rights as may be conferred on Buyer by this Agreement, as of the date hereof, the Buyer Group does not Beneficially Own, directly or indirectly, any Common Stock or Common Stock Equivalents other than (i) Series A Shares; (ii) the GMSP Warrants; (iii) 1,064,000 shares of Common Stock purchased in open market purchases; and (iv) options granted under GNA Stock Plans to John C. Goff or J. Randall Chappel.

      5.6 Litigation. There is no Proceeding pending, or to the knowledge of Buyer, threatened against Buyer that questions the validity of this Agreement or any action to be taken by Buyer in connection with this Agreement.

      5.7 Brokers. Except for KBW (the expenses of which will be borne by GNA), all negotiations relative to this Agreement and the Transactions have been carried out by Buyer directly with GNA, without the intervention of any Person on behalf of Buyer or its Affiliates in such manner as to give rise to any valid claim by any Person against Buyer, GNA, any Subsidiary, or any of their Affiliates for a finder's fee, brokerage commission, or similar payment.

      5.8 Securities Matters.

      (a) Buyer understands and acknowledges that the Series C Shares have not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.

      (b) Buyer is an "accredited investor" (as defined in Rule 501(a) of the Regulation D under the Securities Act).

      (c) Buyer (i) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of purchasing the Series C Shares and (ii) is able to bear the economic risk of an investment in the Series C Shares for an indefinite period of time, including the risk of a complete loss of any such investment.

      (d) Buyer is acquiring the Series C Shares for its own account for investment purposes and not with a view to, or for offer or sale for GNA in connection with, the distribution or resale thereof.

      (e) Buyer understands and agrees that the Series C Shares are being sold in a transaction not involving any public offering within the meaning of the Securities Act, and that the Series C Shares may not be offered, sold, or otherwise transferred to, or for the account or benefit of, any Person except as permitted in the following sentence. Buyer agrees, on its own behalf and on behalf of any accounts for which Buyer is acting, that if Buyer should sell or otherwise transfer any Series C Shares, it will do so only (i) pursuant to an exemption from the registration requirements of the Securities Act (if available) or if the Securities Act does not apply or (ii) pursuant to an effective registration statement under the Securities Act, and Buyer

Securities Purchase Agreement - Page 17
further agrees to provide to any Person purchasing any of the Series C Shares from it a notice advising such purchaser that resales of the Series C Shares are restricted as stated herein.

     (f) Buyer understands that the certificates for the Series C Shares purchased pursuant to this Agreement will bear a legend substantially to the following effect:

     THE SERIES C SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN PURCHASED PURSUANT TO A SECURITIES PURCHASE AGREEMENT DATED AS OF FEBRUARY 26, 2001, BETWEEN GAINSCO, INC. AND GOFF MOORE STRATEGIC PARTNERS, L.P. SUCH SERIES C SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     5.9 Financing. Buyer has available to it, and on the Closing Date will have, all financial resources necessary to consummate the Transactions, including, without limitation, the payment of the Purchase Price to GNA.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Public Announcements. Except as may be required by Applicable Law or by the rules of any national securities exchange, neither Buyer, on the one hand, nor GNA, on the other, shall issue any press release or make any public announcement with respect to this Agreement or the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld under the circumstances). Any such press release or public announcement required by Applicable Law or by the rules of any national securities exchange shall only be made after reasonable notice to the other party.

     6.2 Fees and Expenses at Closing. At the Closing and subject to the consummation of the Transactions, GNA shall pay Buyer (i) a financing fee equal to two percent (2%) of the Purchase Price plus (ii) an amount (not to exceed $40,000) equal to the reasonable documented fees and expenses (including fees and expenses of counsel, accountants and other third party consultants) incurred by Buyer in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

     6.3 Restrictions on Transfers.

     (a) Restrictions on Transfer of Series C Shares. Subject to the provisions of subsection (b), and without having obtained the prior written consent of GNA, prior to October 4, 2002, Buyer shall not sell or transfer any of the Series C Shares to any other Person other than a member of the Buyer Group.

     (b) Exceptions to Transfer Restrictions. Notwithstanding subsection (a), Buyer may sell or transfer any of the Series C Shares to any Person (regardless of whether such Person is a member of the Buyer Group) prior to October 4, 2002 pursuant to, as a result of, or in connection with (i) a tender offer or an


Securities Purchase Agreement - Page 18
exchange offer approved by the Board or (ii) the consummation of a merger or other business combination transaction with a previously unaffiliated entity in which GNA is not the surviving or acquiring entity.

      6.4 Amendment of GNA Disclosure Letter. GNA agrees that, with respect to the representations and warranties of GNA contained in this Agreement, GNA shall have the continuing right until the Closing to supplement or amend promptly the GNA Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the GNA Disclosure Letter. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the GNA Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto;

provided, however, that if the Closing shall occur, then all matters disclosed
--------  -------
pursuant to any such supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim thereon pursuant to the terms of this Agreement.

      6.5 Access to Information.  Between the date hereof and the Closing, GNA
(i) shall give Buyer and its authorized representatives reasonable access to GNA's employees, offices and other facilities, and all books and records of GNA and the Subsidiaries, (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV, and (iii) shall cause GNA's officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to GNA and the Subsidiaries as Buyer may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of GNA contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that GNA shall have the right to have a representative present at all times.

      6.6 Private Offering of the Series C Shares. GNA agrees that neither GNA nor anyone acting on its behalf has offered or will offer the Series C Shares or any part thereof or any similar securities for issuance or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Series C Shares within the provisions of Section 5 of the Securities Act.

      6.7 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction, including obtaining all GNA Required Consents.

      6.8 Amendment of Warrants.   Within a reasonably practicable time
following such time as the Conversion Price has ultimately been determined, GNA shall issue to Buyer replacement GMSP Warrants in order to reflect the ultimate determination of the Conversion Price (or 115% of the Conversion Price, as the case may be).

      6.9 Illiquid Investments.   GNA may, at its option and upon thirty days
prior written notice to Buyer, require Buyer to purchase from GNA as of November 30, 2002 GNA's holding company investments described in Section 6.9 of the GNA Disclosure Letter (the "Illiquid Investments") at a purchase price equal to the difference between (i) 50% of the cost of such Illiquid Investments minus (ii) the amount of any cash received by GNA from the Illiquid Investments during the period commencing on the Closing Date and ending on the date of the closing of the purchase of the Illiquid Investments. Buyer may, at its option and upon thirty days prior written notice to GNA at any time prior to November 30, 2002, require GNA to sell


Securities Purchase Agreement - Page 19
the Illiquid Investments to Buyer at a purchase price equal to the difference between (a) 100% of the cost of such Illiquid Investments minus (b) the amount of any cash received by GNA from the Illiquid Investments during the period commencing on the Closing Date and ending on the date of the closing of the purchase of the Illiquid Investments. In either case: (1) the written notice must be received by Buyer or GNA, as applicable, on or before November 30, 2002; and (2) the purchase of the Illiquid Investments shall be consummated no later than December 30, 2002, provided that in the event that the transfer of any Illiquid Investment is subject to the consent of any Person other than a member of the Buyer Group, Buyer and GNA shall cooperate to obtain the consent to the transfer of such Illiquid Investment, and the transfer of such Illiquid Investment shall be consummated on such later date upon which such consent is obtained. As of the date of this Agreement, GNA's aggregate cost of the Illiquid Investments is as set forth in Section 6.9 of the GNA Disclosure Letter.

     6.10   Standstill.

     (a) General. Buyer agrees that it will not, and it will cause the other members of the Buyer Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the Buyer Group would collectively Beneficially Own more than 35% of the Fully-Diluted Common Stock, based on the amount of Fully-Diluted Common Stock set forth in the most recent report containing such information filed by GNA with the SEC at the time such measurement takes place; provided, however, that the Buyer Group shall not be
                         --------  -------
deemed to own more than 35% of the Fully-Diluted Common Stock solely by reason of (i) GNA's purchase of any Common Stock unless thereafter members of the Buyer Group purchase any additional shares of Common Stock (excluding any acquisition of shares of Common Stock upon conversion of the Series A Shares or exercise of the GMSP Warrants, which shall not be restricted hereunder, or the exercise of any preemptive rights that Buyer may have to acquire additional securities of
GNA) or (ii) the acquisition of Common Stock by any members of the Buyer Group pursuant to any of the GNA Stock Plans.

     (b) Additional Standstill Obligations. Buyer further agrees that it will not, and it will cause the other members of the Buyer Group (excluding any members of the Buyer Group acting in his capacity as a member of the Board in the deliberations of, or pursuant to the authorization of, the Board) not to, without the prior written consent of the Board, (i) effect or cause to be effected any (A) "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to GNA or any action resulting in such Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to GNA, or (B) any tender or exchange offer or offer for a merger, consolidation, share exchange or business combination involving GNA or substantially all of its assets, or (ii) propose any matter for submission to a vote of the shareholders of GNA.

     (c) Expanded Buyer Group. For purposes of this Section 6.10 only, the term "Buyer Group" shall be deemed to include all Persons that, together with Buyer or one or more of any Affiliate, Associate or employee of Buyer, would constitute a "group" within the meaning of Section 13(d) of the Exchange Act that would be required to file a Schedule 13D or 13G with respect to its Beneficial Ownership of Common Stock.

     (d) Amendment of Prior Agreement. This Section 6.10 amends and replaces in its entirety Section 6.9 of the Securities Purchase Agreement dated June 29, 1999 by and between GNA and Buyer.

     6.11 Allocation of Purchase Price. Prior to Closing, GNA and Buyer shall agree, based on the advice of KBW and Buyer's advisors, on the allocation of the Purchase Price among the Series C Shares, the respective amendments to the GMSP Warrants and the issuance of the redemption notice in respect of the Series A Shares as described in Section 8.9.


Securities Purchase Agreement - Page 20

      6.12 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.



                                  ARTICLE VII

                        CONDITIONS TO OBLIGATIONS OF GNA

      The obligations of GNA to consummate the Transactions shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

      7.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date, except to the extent contemplated by this Agreement; provided, however, that (i) to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition not have a Buyer Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

      7.2 Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement, if any, to be performed or complied with by it or prior to the Closing Date.

      7.3 Stallings Agreement. The transactions contemplated in the Stallings Agreement shall be consummated contemporaneously with the consummation of the Transactions.

      7.4 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable.

      7.5 Consents.   All GNA Required Consents shall have been obtained or
waived.

      7.6   Bank One Consent.  The Bank One Consent shall have been obtained.

      7.7 Certificate. GNA shall have received a certificate executed by a duly authorized individual on behalf of Buyer dated the Closing Date, representing and certifying, in such detail as GNA may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

                                  ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:


Securities Purchase Agreement - Page 21

      8.1 Representations and Warranties True. All the representations and warranties of GNA contained in this Agreement shall be true and correct on and as of the Closing Date, except to the extent contemplated by this Agreement; provided, however, that (i) to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNA Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

      8.2 Covenants and Agreements Performed. GNA shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      8.3 Stallings Agreement. The transactions contemplated in the Stallings Agreement shall be consummated contemporaneously with the consummation of the Transactions.

      8.4 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable.

      8.5 Certificates. Buyer shall have received a certificate or certificates representing the Series C Shares in definitive form representing the Series C Shares purchased by it, registered in the name of Buyer and duly executed by GNA.

      8.6 Consents. All GNA Required Consents shall have been obtained or waived.

      8.7 Statement of Resolution. The Statement of Resolution shall have been accepted for filing by the Secretary of State of the State of Texas.

      8.8 Officer Certificate. Buyer shall have received a certificate executed on behalf of GNA by the chief executive officer or the chief financial officer of GNA, dated the Closing Date, representing and certifying, in such detail as the Buyer may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

      8.9 Redemption Notice. GNA shall have delivered to Buyer a redemption notice in respect of the Series A Shares substantially in the form of Exhibit "B" attached hereto.

      8.10 Amendment of Warrants. GNA shall have (i) amended (a) the Exercise Price (as defined therein) of the Series A Common Stock Purchase Warrant dated October 4, 1999 issued by GNA to Buyer to an amount equal to the Conversion Price, and (b) the Exercise Price (as defined therein) of the Series B Common Stock Purchase Warrant dated October 4, 1999 issued by GNA to Buyer to an amount equal to 115% of the Conversion Price, and (ii) amended the Exercise Period of each of the GMSP Warrants to provide that such GMSP Warrants will not be exercisable until July 1, 2001, and shall issue a replacement Series A Common Stock Purchase Warrant and Series B Common Stock Purchase Warrant incorporating the new Exercise Prices and Exercise Periods in exchange for the existing
Series A Common Stock Purchase Warrant and Series B Common Stock Purchase
Warrant.

      8.11 Bank One Consent.  The Bank One Consent shall have been obtained.


Securities Purchase Agreement - Page 22

      8.12 Waiver Under Anderson Agreements. Glenn W. Anderson shall have executed a written waiver that provides that the Transactions (including the Stallings Agreement) per se do not trigger any payments pursuant to his change of control agreement with GNA or his Employment Agreement dated as of April 17, 1998 with GNA.

      8.13 Due Diligence. Buyer shall be satisfied in its sole discretion with the results of its legal, financial and accounting due diligence investigation of GNA.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT, AND WAIVER

      9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

     (a)  by GNA or Buyer if
          ------------------

          (i)   the Closing does not occur prior to the Final Date;

          (ii) any court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (iii) GNA and Buyer agree in writing to terminate this Agreement;

provided that the right to terminate this Agreement under this subsection (a)
--------
shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

     (b)  by GNA if:
          ---------

          (i) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Buyer by GNA of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of Buyer (1) in any material respect such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a Buyer Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that closing would put GNA in conflict with the federal securities laws; or

          (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to Buyer by GNA of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of Buyer (1) resulting in a Buyer Material Adverse Effect or a material diminution of benefits to be received by GNA under this Agreement or (2) such that closing would put GNA in conflict with applicable federal securities laws.


Securities Purchase Agreement - Page 23

     (c)  by Buyer, if:
          ------------

          (i) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNA by Buyer of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GNA (1) such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNA Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that closing would put Buyer in conflict with applicable federal securities laws;

          (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNA by Buyer of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GNA (1) resulting in a GNA Material Adverse Effect or a material diminution of the benefits to be received by Buyer under this Agreement or (2) such that closing would put Buyer in conflict with applicable federal securities laws; or

          (iii) the Board withdraws or modifies in a manner adverse to Buyer its approval or recommendation of the Transactions or this Agreement, or has adopted any resolution to effect the foregoing.

      9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or shareholders, other than the provisions of this Section 9.2 and Article X. Nothing contained in this Section 9.2 will relieve any party from liability for any Breach of this Agreement.

      9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

      9.4 Waiver. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

                                   ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date (the "Survival Date"). No action may be brought with respect to a Breach of any representation after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered. The provisions of this Section 10.1 shall have no effect upon any of the covenants or agreements of the parties set forth in Article VI or any of the other obligations of the parties hereto under the Agreement, whether to be performed later, at or after the Closing.



Securities Purchase Agreement - Page 24

      10.2 Indemnification by GNA. To the maximum extent permitted by Applicable Law, GNA shall indemnify, defend, and hold harmless Buyer and the members of the Buyer Group from and against any and all claims, actions, causes of action, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from (i) any Breach by GNA of any of its representations, warranties, covenants or agreements contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto, (ii) any Proceeding brought against any of them by a Person other than GNA or any of its Affiliates, Associates or shareholders arising out of or relating to the Transactions or the actual or proposed execution, delivery, enforcement or performance of this Agreement or any certificate, instrument or document delivered pursuant hereto, or (iii) any Proceeding brought against any of them by GNA or any of its Affiliates, Associates or shareholders arising out of or relating to the Transactions or the actual or proposed execution, delivery, enforcement or performance of this Agreement or any certificate, instrument or document delivered pursuant hereto; provided, that (a) GNA shall not be
                                    --------
obligated to make any indemnification pursuant to this Section 10.2 to the extent it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Damages were caused by the gross negligence, willful misconduct or material breach of this Agreement by Buyer or the members of the Buyer Group; (b) GNA's obligation to indemnify, defend and hold harmless as provided in Section 10.2(i) shall not apply to the first $30,000 in the aggregate of claims hereunder (other than claims based on Sections 2.1, 2.2 or 6.2); and (c) GNA's obligation to indemnify, defend and hold harmless any member of the Buyer Group who is also a director of GNA as provided in Section 10.2(iii) shall only apply with respect to the advancement of such director's reasonable expenses incurred in connection with defending any such Proceeding, provided that such director shall be required to repay any such expenses so advanced by GNA hereunder in the event that it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such director has not met the appropriate standard of care required of such director pursuant to the Bylaws of GNA.

      10.3 Indemnification by Buyer. To the maximum extent permitted by Applicable Law, Buyer shall indemnify, defend, and hold harmless GNA and its Affiliates, Associates, directors, officers and employees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by Buyer of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto, provided, however, that such obligation to indemnify,
                           --------  -------
defend and hold harmless shall not apply to the first $30,000 in the aggregate of claims hereunder (other than claims based on Sections 2.1 or 2.2).

      10.4 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party


Securities Purchase Agreement - Page 25
and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. The indemnifying party shall have no liability with respect to any compromise or settlement of any action effected without its written consent (which shall not be unreasonably withheld).

      10.5 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR APPLICABLE LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER APPLICABLE LAWS), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

      10.6 Indemnification Obligations Non-Exclusive. The rights of indemnification pursuant to this Article X shall not be deemed exclusive of any rights that to which a party or its Affiliates may be entitled under applicable law, applicable agreements or the governing documents or GNA or its Subsidiaries.

                                  ARTICLE XI

                                 MISCELLANEOUS

      11.1 Notices. All notices required to be given in writing hereunder shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

          If Buyer:             777 Main Street, Suite 2250
                                Fort Worth, Texas 76102
                                Attention J. Randall Chappel
                                Fax:  (817) 820-6651

          with a copy to:       Thompson & Knight L.L.P.
                                1700 Pacific Avenue, Suite 3300
                                Dallas, Texas 75201
                                Attention:  Jeffrey A. Zlotky
                                Fax:  (214) 969-1751


Securities Purchase Agreement - Page 26

          If to GNA, to:        500 Commerce Street
                                Fort Worth, Texas 76102-5439
                                Attention:  Chief Executive Officer
                                Fax: (817) 338-1454

          with a copy to:       Jackson Walker L.L.P.
                                901 Main Street, Suite 6000
                                Dallas, Texas  75202
                                Attention:   Byron F. Egan
                                Fax:   (214) 953-5733

If given personally or by documented courier or delivery service, a notice shall be deemed to have been given when it is received. If transmitted by facsimile, a notice shall be deemed to have been given on the date received, if electronic confirmation of receipt occurs during normal business hours, and otherwise, on the first Business Day following electronic confirmation of receipt. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

      11.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that upon written notice to GNA, Buyer may assign all or any portion of Buyer's rights and obligations under this Agreement to a limited partnership of which Buyer is the general partner and holds a majority of the economic interest therein (a "Permitted Assignee") provided that (i) such Permitted Assignee shall assume in writing all of Buyer's obligations to GNA, and (ii) notwithstanding such assumption, Buyer shall not be released from any liabilities or obligations hereunder. Except as provided in Section 6.8 and
Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

      11.4 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation" and, where the context so requires, the word "or" is used in the inclusive sense. All accounting terms not defined in this Agreement shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms.

      11.5 Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement, provided
                                                                     --------
that the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.


Securities Purchase Agreement - Page 27

      11.6 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

      11.7 Waiver of Preemptive Rights; Consent. Buyer hereby waives any preemptive rights it may have (whether under the Securities Purchase Agreement dated June 29, 1999 between GNA and Buyer or otherwise) with respect to (i) the issuance of securities to Stallings as contemplated in the Stallings Agreement (including with out limitation to the issuance of shares of Common Stock upon the exercise or conversion of such securities) and (ii) the issuance of securities to Buyer as contemplated in this Agreement. Buyer hereby consents for all purposes (including without limitation in its capacity as the holder of the Series A Shares) to the Transactions and the transactions contemplated in the Stallings Agreement.

      11.8 No Waiver of Privilege. Neither GNA, Buyer nor any of their respective Subsidiaries, Affiliates or Associates waives any attorney-client, work product or other privilege with respect to any information furnished pursuant to this Agreement.

      11.9 GNA Disclosure Letter. Any disclosure under any Section of the GNA Disclosure Letter shall be deemed disclosure under all Sections of the GNA Disclosure Letter and this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the GNA Disclosure Letter does not constitute a determination by GNA that any such matter is material or required to be disclosed for purposes of this Agreement. The disclosure of any information concerning a matter in the GNA Disclosure Letter does not imply that any other or undisclosed matter which has a greater significance or value is material.

      11.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

      11.11 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

Securities Purchase Agreement - Page 28

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the day and year first above written.


                              GAINSCO, INC.


                              By:    /s/ Glenn W. Anderson
                                    -------------------------------------
                                    Glenn W. Anderson
                                    President and Chief Executive Officer



                              GOFF MOORE STRATEGIC PARTNERS, L.P.,
                              a Texas limited partnership


                            By:  GMSP Operating Partners, L.P., its general
                                 partner
                            By:  GMSP, L.L.C., its general partner


                                 By:  /s/ J. Randall Chappel
                                    -------------------------------------
                                    J. Randall Chappel, Principal

                                                                     Exhibit "A"
                                                                     -----------

                            STATEMENT OF RESOLUTION
                ESTABLISHING AND DESIGNATING A SERIES OF SHARES
                                      OF
                                 GAINSCO, INC.


        Series C Redeemable Preferred Stock, par value $100.00 per share


     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and pursuant to Article 4 of its Articles of Incorporation, as amended, the undersigned, GAINSCO, INC. (the "Company"), hereby submits the following statement for the purposes of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

     I.   The name of the Company is GAINSCO, INC.

     II. The following resolution establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Company on _______, 2001:

     RESOLVED, by the Board of Directors (the "Board") of the Company, that pursuant to authority expressly granted to and vested in the Board by the provisions of the Articles of Incorporation of the Company (the "Articles of Incorporation"), the Board hereby creates a third series of the class of authorized Preferred Stock, par value $100.00 per share (the "Preferred Stock"), of the Company, and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as follows:

     SECTION 1.   Designation of Series; Rank.  The shares of such series shall
                  ---------------------------
be designated "Series C Redeemable Preferred Stock" (hereinafter called "Series C Preferred Stock"). The Series C Preferred Stock shall for all purposes be senior to the Series A Convertible Preferred Stock and the common stock of the Company ("Common Stock"), and pari passu with the Series B Convertible Redeemable Preferred Stock of the Company (the "Series B Preferred Stock"). As used herein and subject to the provisions hereof, the "Series C Stated Value" per share of the Series C Preferred Stock shall initially be equal to One Thousand Dollars ($1,000.00), as proportionately adjusted to reflect any combination (including by reverse stock split) of, subdivision (including by stock split or stock dividend) of, or other fundamental change (without the Company receiving consideration therefor) in, the outstanding number of shares of Series C Preferred Stock.

STATEMENT OF RESOLUTION -SERIES C PREFERRED - Page 1

     SECTION 2.  Number of Shares.  The number of shares of Series C Preferred
                 ----------------
Stock shall be 3,000, which number the Board may decrease (but not below the number of shares of the series then outstanding).

     SECTION 3.  Dividends.  The Series C Preferred Stock shall rank senior in
                 ----------
preference to the Common Stock, and to any other capital stock of the Company ranking junior to the Series C Preferred Stock, with respect to dividends. Subject to the provisions below, the holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, as legally available, cumulative cash dividends. The rate of dividends per share shall be expressed as a percentage of the Series C Stated Value in effect at the relevant time (as applicable, "Series C Dividend Rate") and shall be an annual rate equal to ten percent (10%) until the third anniversary of the date on which the shares of Series C Preferred Stock are originally issued (the "Original Issue Date"), and twenty percent (20%) thereafter. Such dividends on shares of Series C Preferred Stock shall be cumulative from the date such shares are issued, whether or not in any period the Company shall be legally permitted to make the payment of such dividends and whether or not such dividends are declared. On each April 1, July 1, October 1, and January 1 after the Original Issue Date (as applicable, each a "Series C Dividend Payment Date"), cash dividends on the Series C Preferred Stock may be payable in full or in part at the discretion of the Company (on each Series C Dividend Payment Date on or prior to the third anniversary of the Original Issue
Date). On each Series C Dividend Payment Date after the third anniversary of the Original Issue Date, cash dividends on the Series C Preferred Stock shall be payable in an amount equal to at least half of the dividend that accrues during each calendar quarter then-ended. If on any date of payment of dividends on the Series C Preferred Stock (including, without limitation, a Series C Dividend Payment Date), the Company does not also fully pay all then-accrued and unpaid dividends on the Series B Preferred Stock, then the total amount of cash to be paid to the holders of Series C Preferred Stock and Series B Preferred Stock shall be allocated between such series, pro-rata according to the relative amounts of then-accrued and unpaid dividends on each such series, and then payment among the holders of each series shall be made pro-rata according to the ownership of outstanding shares within such series.

     Cumulative dividends shall at all times accrue at a compounded rate equal to the then-applicable Series C Dividend Rate and shall accrue from and including the date of issuance of such shares to and including a Series C Dividend Payment Date. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. At all times prior to the third anniversary of the Original Issue Date, and at all times on or after the third anniversary of the Original Issue Date at which any dividends with respect to the Series C Preferred Stock have accrued but remain unpaid, absent the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, the Company shall not declare, pay or set apart for payment or make any distribution with respect to shares of the Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall not be entitled to share in any dividend or distribution that is properly declared, paid or set apart for payment on or in respect of the Common Stock or any other class of securities of the Company, including any


STATEMENT OF RESOLUTION -SERIES C PREFERRED - Page 2 dividends or other distributions payable in Common Stock or other securities of the Company, or warrants or rights to purchase Common Stock or other securities of the Company.

     Dividends on the Series C Preferred Stock shall be calculated on the basis of the time elapsed from and including the date of issuance of such shares to and including the Series C Dividend Payment Date or on any final distribution date relating to conversion or redemption of Series C Preferred Stock or to a dissolution, liquidation or winding up of the Company. Dividends payable on the shares of Series C Preferred for any period of less than a full calendar quarter shall be prorated for the partial quarter on the basis of a 90-day quarter.

     To the extent dividends are not paid on a Series C Dividend Payment Date, all dividends that shall have accrued on each share of Series C Preferred Stock outstanding as of such Series C Dividend Payment Date shall, only for purposes of calculating dividends thereon, be added to the Series C Stated Value of such share of Series C Preferred Stock and shall remain a part thereof until paid, and dividends shall accrue at the applicable Series C Dividend Rate and be paid on such share of Series C Preferred Stock on the basis of the Series C Stated Value, as so adjusted.

     SECTION 4.  No Sinking Fund. The Series C Preferred Stock shall not be
                 ---------------
entitled to the benefits of any retirement or sinking fund.

     SECTION 5.  Liquidation.  Each holder of the Series C Preferred Stock
                 -----------
shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, be entitled to receive in full out of the assets of the Company, including its capital, in preference to the holders of shares of the Common Stock and of any other capital stock of the Company ranking junior to the Series C Preferred Stock, an amount per share of Series C Preferred Stock as follows (the "Series C Liquidation Value"): (i) the Series C Stated Value, plus (ii) only to the extent, if any, not already included in the Series C Stated Value, an amount equal to all accrued dividends then unpaid on each such share of Series C Preferred Stock. After payment to the holders of the Series C Preferred Stock of the amount set forth in the preceding sentence and any amounts due to the holders of any other stock ranking as to any such distribution on a parity with the Series C Preferred Stock, the remaining assets of the Company shall be distributed to the holders of the Company's stock (including the Company's Series A Preferred Stock) in the priority established by, and otherwise in accordance with, the Articles of Incorporation and applicable law. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series C Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series C Preferred Stock (including, without limitation, the Series B Preferred Stock) are not paid in full, the holders of the Series C Preferred Stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

     The Company agrees to provide written notice, at least ten days prior to such event, to all holders of Series C Preferred Stock (at their most recent addresses then reflected in the Company's records) of any of the following events, and for purposes of this Section 5, the occurrence of any of the following may, at the election of the holders of a majority of the shares


STATEMENT OF RESOLUTION -SERIES C PREFERRED - Page 3 of Series C Preferred Stock then outstanding, be deemed to be a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, that shall entitle such Series C Preferred Stock holder to receive (within the twenty-day period following the occurrence of such event, with such twenty-day period being tolled during any time that the Corporation fails to provide notice as required above in this paragraph), on account of its Series C Preferred Stock, the consideration (whether in the form of cash, securities or other property) of the preferential amounts as specified above in this Section 5: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than a "beneficial owner" (as defined below) of Preferred Stock as of the date immediately following the Original Issue Date, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that for purposes of this clause (a) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company's capital stock (a "Change of Control"); (b) a consolidation, reorganization or merger of the Company with one or more entities; or (c) the sale, lease, exchange or transfer of all or substantially all the assets of the Company, provided that in the case of clauses (b) and (c), the other party to such transaction is not a beneficial owner of Preferred Stock as of the date immediately following the Original Issue Date or a person of which more than 80% of the total voting power and outstanding securities are owned prior to the date of such transaction by the Company.

     SECTION 6.  Conversion Rights.  The Series C Preferred Stock is not
                 -----------------
convertible into Common Stock or any other security of the Company.

     SECTION 7.  Voting Rights.
                 -------------

     (a)  Generally.  The holders of shares of the Series C Preferred Stock
          ---------
shall not be entitled to vote, except as a class on any matter as required by law or provided herein.

     (b)  Amendments.  So long as any shares of the Series C Preferred Stock are
          ----------
outstanding, the Company shall not, without the affirmative vote of the holders of shares representing at least a majority of the number of shares of Series C Preferred Stock outstanding on the record date for such meeting and present in person or by proxy, adopt any amendment to its Articles of Incorporation if such amendment would (i) increase the authorized number of shares of Series C Preferred Stock, (ii) change any of the rights or preferences of the then outstanding Series C Preferred Stock or (iii) authorize any class or series of Preferred Stock (other than the Series B Convertible Preferred Stock) or other class of capital stock of the Company ranking senior to, or pari passu with, the Series C Preferred Stock.

     (c)  Fundamental Change Transaction.  So long as a majority of the shares
          ------------------------------
of the Series C Preferred Stock initially issued are outstanding, the Company shall not, without the affirmative vote of the holders of shares representing at least a majority of the Series C Preferred Stock then outstanding, voluntarily consummate a Fundamental Change Transaction. As used herein, "Fundamental Change Transaction" means any (i) transaction (including without

STATEMENT OF RESOLUTION -SERIES C PREFERRED - Page 4 limitation, a merger, consolidation, statutory share exchange, sale, lease, exchange or transfer of all or substantially all of the Company's assets or capitalization of the Common Stock), as a result of which shares of Common Stock (or any other securities of the Company then issuable upon conversion of the Series C Preferred Stock) shall be converted to the right to receive stock, securities or other property (including cash or any combination thereof), (ii) payment of dividend or other distribution on any security other than Common Stock ranking junior to the Series C Preferred Stock, (iii) incurrence of indebtedness for money borrowed that would cause the principal amount of the Company's then-outstanding total indebtedness for money borrowed to exceed $15,500,000 at any time, or (iv) Change of Control.

     SECTION 8.  Action by Consent.  Any action required or permitted to be
                 -----------------
taken at any meeting of the holders of the Series C Preferred Stock may be taken without such a meeting if a consent or consents in writing, setting forth the actions so taken, is signed by the holders of at least sixty percent (60%) of the outstanding shares of Series C Preferred Stock.

     SECTION 9.  Preemptive Rights.  The holders of the Series C Preferred
                 -----------------
Stock will have no preemptive rights whatsoever except as may be set forth in a separate written instrument executed by the Company and one or more holders of the Series C Preferred Stock.

     SECTION 10. Redemption Rights.
                 -----------------

     (a)  Optional Redemption.
          -------------------

          (i) The Series C Preferred Stock is not redeemable prior to the fifth anniversary of the Original Issue Date.

          (ii) At all times on and after the fifth anniversary of the Original Issue Date, each share of the Series C Preferred Stock is redeemable, in whole at any time or from time to time in part, at the option of the Company at a redemption price equal to the Series C Liquidation Value.

          (iii) At all times on and after the sixth anniversary of the Original Issue Date, upon the consent of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, each holder of the Series C Preferred Stock may cause the Company to redeem, in whole at any time or from time to time in part, such holder's Series C Preferred Stock at a per-share redemption price equal to the Series C Liquidation Value.

     (b)  Procedure.  If less than all of the outstanding shares of Series C
          ---------
Preferred Stock are to be redeemed, the shares to be so redeemed shall be chosen pro rata or by lot; provided, however, that the Company may elect to redeem all
                    --------  -------
of the Series C Preferred Stock of any holder who after the redemption of part of his Series C Preferred Stock would hold less than 100 shares of Series C Preferred Stock. The Board may cause the stock transfer books of the Company to be closed as to the shares so called for redemption. If the holder of shares of Series

STATEMENT OF RESOLUTION -SERIES C PREFERRED - Page 5

C Preferred Stock which have been called for redemption shall not, within two years after the redemption date, claim the redemption funds, then such funds will be paid over to the Company.

     (c)  Effects.  The Company may deposit the aggregate Series C Liquidation
          -------
Value for all shares of Series C Preferred Stock called for redemption prior to the date fixed for redemption in a trust with any commercial bank in Fort Worth or Dallas, Texas having a capital and surplus of more than $100,000,000. If such deposit is made, then from and after the date so fixed for redemption holders of Series C Preferred Stock called for redemption shall cease to be shareholders in respect of the shares so called for redemption, all dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be transferrable on the books of the Company, and such holders shall have no interest in or claim against the Company with respect to such shares except the right to receive payment of the applicable Series C Liquidation Value upon surrender of their certificates.

     (d)  Notice.  Notice of the redemption of any shares of Series C Preferred
          ------
Stock shall be mailed by first-class mail to each holder of record of shares of Series C Preferred Stock to be redeemed at the address of each such holder shown on the Company's stock transfer books, not less than 60 days prior to the date fixed for redemption (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to any holder to whom the Company has failed to mail such notice and who has no knowledge of such redemption or except as to the holder whose notice was defective and who had no knowledge of such redemption). If less than all the shares owned by a holder are to be redeemed, the notice shall specify the number of shares and the certificate numbers thereof which are to be redeemed. Upon mailing any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified therein all shares called for redemption. In case less than all the shares represented by any certificate are redeemed pursuant to this Section, a new certificate to the Company or any person designated by the Board to serve as its agent for such purpose, be issued to the holder thereof representing the unredeemed shares without cost to such holder.

     (e)  Restoration.  Upon redemption of shares of Series C Preferred Stock,
          -----------
the shares so redeemed shall have the status of authorized but unissued shares of Preferred Stock but shall not be reissued as shares of Series C Preferred Stock.

     IN WITNESS WHEREOF, this Statement of Resolution is executed on behalf of the Company by its President and attested by its Secretary this ___ day of _______, 2001.

                                    GAINSCO, INC.



                                    By: ________________________________
                                        Glenn W. Anderson,
                                        President and Chief Executive Officer

STATEMENT OF RESOLUTION -SERIES C PREFERRED - Page 6

                                                                     Exhibit "B"
                                                                     -----------
                                 GAINSCO, INC.
                              500 COMMERCE STREET
                            FORT WORTH, TEXAS  76102

                                 [Closing Date]

Goff Moore Strategic Partners, L.P.
777 Main Street, Suite 2250
Fort Worth, Texas  76102

Re:  GAINSCO, INC. Series A Convertible Preferred Stock

Gentlemen:

Reference is hereby made to the Statement of Resolution filed in the Office of the Secretary of State of the State of Texas on October 1, 1999 establishing and designating Series A Convertible Preferred Stock, par value $100.00 per share (the "Series A Preferred Stock"), of GAINSCO, INC., a Texas corporation (the "Company"), of which 31,620 shares have been issued and are outstanding on the date hereof. Terms defined in such Statement of Resolution are used herein with the same meaning unless otherwise defined herein.

Pursuant to Section 10(a)(ii) of the Statement of Resolution, the Company advises you of its election to redeem on January 1, 2006 (the "Redemption Date") all of the then outstanding shares of the Series A Preferred Stock for an amount equal to the Liquidation Value per share on the Redemption Date; provided that
                                                                 --------
the Company's election to redeem shares of Series A Preferred Stock is conditioned upon all of the following:

          (a) the redemption not contravening (i) Article 2.38 of the Texas Business Corporation Act, as amended (and the comparable provisions of any amended or successor law), or any other applicable federal and state laws; or
(ii) any agreement to which the Company is now a party or hereafter becomes a party in a transaction approved by the Board (including at least one director nominated by holders of Series A Preferred Stock);

          (b) the holders of the Series A Preferred Stock not having received a bona fide and unconditional offer to purchase shares of the Series A Preferred Stock prior to the Redemption Date from a party (including, without limitation, any securities underwriter or financial institution) with the demonstrated financial capacity to consummate such purchase at a purchase price greater than or equal to the Liquidation Value per share; and

          (c) the Current Market Price of the Common Stock having not been equal to or greater than the Conversion Price for a period of not less than thirty
(30) consecutive days after the date hereof; and
provided, further that the Company's election to redeem is further conditioned
--------  -------
upon the Board having determined within thirty (30) days prior to the Redemption Date that all of the foregoing conditions have been satisfied to that time and will be satisfied on the Redemption Date.

The Company's election to redeem is irrevocable, unless the holders of not less than a majority of the number of shares of the Series A Preferred Stock then outstanding otherwise agree, and will be binding on the Company and any successor to the Company as a consequence of a Fundamental Change Transaction.

In the event that the Company has not redeemed all of the outstanding shares of Series A Preferred Stock on or prior to the Redemption Date, the Company will pay an amount with respect to each such share that has not been redeemed equal to interest on the Liquidation Value of the unredeemed shares at a rate equal to 8% per annum, compounded annually based on a year of 365 days from January 1, 2006 until the date of redemption. Accrued interest will be payable on the last day of each March, June, September and December and on the date of redemption of the shares.

This letter is issued for the consideration set forth in that certain Securities Purchase Agreement dated as of February ___, 2001 between the Company and Goff Moore Strategic Partners, L.P.

Sincerely,

GAINSCO, INC.



By:____________________

                                                                     Exhibit "C"
                                                                     -----------


TANGIBLE BOOK VALUE PER SHARE OF COMMON STOCK COMPUTATION:

                                                                    12/31/00
                                                                    --------
Consolidated GAAP Shareholders' Equity                            $123,104,279

Less:  Unamortized Goodwill                                         22,797,358

         Original Basis of Preferred Stock and Warrants             31,620,000
                                                                  ------------
Tangible Book Value without Preferred Stock                       $ 68,686,921
                                                                  ------------
Outstanding Common Shares                                           21,169,736
                                                                  ------------
Tangible Book Value Per Share of Common Stock                     $       3.24
                                                                  ============
